Exhibit T3D.2

Court File No. CV-19-618131-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE MR. JUSTICE HAINEY	) ) )	TUESDAY, THE 28th DAY OF MAY, 2019

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF BELLATRIX

EXPLORATION LTD. AND 11260049 CANADA LIMITED

FINAL ORDER

THIS APPLICATION by Bellatrix Exploration Ltd. (“Bellatrix” or the “Company”) and 11260049 Canada Limited (together with Bellatrix, the “Applicants”) pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application issued on April 15, 2019, the affidavit of Maxwell A. Lof sworn April 15, 2019 and the exhibits thereto, the affidavit of Maxwell A. Lof sworn May 23, 2019 and the exhibits thereto, the affidavit of Andrew Harmes sworn May 27, 2019 and the exhibits thereto, and the Interim Order of this Court dated April 16, 2019 (the “Interim Order”), and

ON HEARING the submissions of counsel for the Applicants, the Initial Consenting Noteholders and those other parties present, and on being advised by counsel to the Applicants that (a) the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear on this application and (b) this Order and the declaration of fairness included herein will be relied upon by the Applicants as the basis for an exemption pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of the New Common Shares, the New Second Lien Notes, the New Third Lien Notes and the Additional New Third Lien Notes (if any) pursuant to the Plan of Arrangement attached as Schedule “A” to this Order (the “Plan of Arrangement”),

Definitions

1. THIS COURT ORDERS that all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan of Arrangement and, if not defined in the Plan of Arrangement, in the Interim Order.

Service and Compliance

2. THIS COURT ORDERS that there has been good and sufficient service, delivery and notice of this Application, the Interim Order, the Meetings, the Debtholder Meetings Packages, the Shareholder Meeting Packages and the Plan of Arrangement to all Persons upon which service, delivery and notice were required by the terms of the Interim Order, that the requirement contained in section 44 of the Interim Order has been satisfied and that the Meetings were duly called and conducted in conformity with the Interim Order and the CBCA or ABCA, as applicable.

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3. THIS COURT ORDERS that service of this Order shall be made on all persons who appeared on this application, either by counsel or in person, and upon the Director, but is otherwise dispensed with.

Approval of Arrangement

4. THIS COURT ORDERS that:

(a)	the Arrangement, as described in the Plan of Arrangement, is an arrangement within the meaning of section 192 of the CBCA;

(b)

the Court is satisfied that the Applicants have acted, and are acting, in good faith and with due diligence, and have complied with the provisions of the CBCA and the Interim Order in all respects; and

(c)

the Arrangement, as described in the Plan of Arrangement, and including the distribution of the New Second Lien Notes, the New Third Lien Notes, the Additional New Third Lien Notes (if any) and the New Common Shares contemplated thereby, is fair and reasonable.

5. THIS COURT ORDERS that the Arrangement, as described in the Plan of Arrangement, shall be and is hereby approved pursuant to Section 192 of the CBCA.

6. THIS COURT ORDERS that each of the Applicants, the Trustees, the Proxy and Information Agent, the Transfer Agent, CDS, DTC, the Existing Second Lien Notes Agent or, if applicable, the Second Lien Notes Trustee (in its capacity as trustee or as collateral agent) and the New Third Lien Notes Trustee (in its capacity as trustee or as collateral agent) are each

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authorized and directed to take all steps and actions necessary or appropriate to implement the Plan of Arrangement, and the other transactions contemplated thereby, in accordance with and subject to the terms of the Plan of Arrangement, including, without limitation, to enter into any agreements or other documents which are to come into effect in connection with the Arrangement.

7. THIS COURT ORDERS that as of the Effective Date, and as at the times and sequences set forth in the Plan of Arrangement, the Plan of Arrangement and all associated steps and transactions shall be binding and effective as set out in the Plan of Arrangement, and on the terms and conditions set forth in this Order, upon the Applicants, the Senior Unsecured Noteholders, the Convertible Debentureholders, the Trustees, all Existing Equity Holders, all holders of Released Claims, the Released Parties and all other Persons affected by the Plan of Arrangement, and for certainty, subject to Section 2.4 of the Plan of Arrangement.

8. THIS COURT ORDERS that the transactions contemplated by and to be implemented pursuant to the Plan of Arrangement including, without limitation, the issuance of the New Second Lien Notes, the New Third Lien Notes, the Additional New Third Lien Notes (if any) and the New Common Shares, shall not be void or voidable under federal or provincial law and shall not constitute and shall not be, or be deemed to be, preferences, assignments, fraudulent conveyances, transfers at undervalue, or other reviewable transactions under any applicable federal or provincial legislation relating to preferences, assignments, fraudulent conveyances or transfers at undervalue.

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9. THIS COURT ORDERS that from and after the Effective Date any conflict between (i) the Plan of Arrangement, and (ii) the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, note, loan agreement, commitment letter, agreement for sale, lease or other agreement, whether written or oral, and any and all amendments or supplements thereto existing between any Person and any of the Applicants prior to the Effective Date (excluding the First Lien Credit Agreement or the Loan Documents (as defined in the First Lien Credit Agreement)), will be deemed to be governed by the terms, conditions and provisions of the Plan of Arrangement and this Order, which shall take precedence and priority.

No Default

10. THIS COURT ORDERS that from and after the Effective Date, all Persons (other than the First Lien Agent and the First Lien Lenders) shall be deemed to have waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, arising on or prior to the Effective Date, in each case relating to, arising out of, or in connection with, the Debt, the Debt Documents, the Support Agreements, the Arrangement, the Arrangement Agreement, the Plan of Arrangement, the transactions contemplated under the Plan of Arrangement, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with the Plan of Arrangement and any and all amendments or supplements thereto, provided however that notwithstanding any provision of this Order or the Plan of Arrangement, nothing herein or therein shall affect the obligations of any of the Applicants to any employee thereof in their capacity as such, including any contract of employment between any Person and any of the Applicants. Any and

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all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants and their respective successors and assigns from performing their obligations under the Plan of Arrangement or any document or agreement entered into in connection with implementation of the Plan of Arrangement.

Releases and Injunctions

11. THIS COURT ORDERS that, from and after the Effective Date, at the time and in the sequence, as applicable, set forth in the Plan of Arrangement, the releases and injunctions set forth in Article 5 of the Plan of Arrangement shall be binding and effective as set out in the Plan of Arrangement.

Aid and Recognition

12. THIS COURT ORDERS that this Order shall have full force and effect in all other provinces and territories of Canada and shall be enforced in the courts of each of the provinces and territories of Canada in the same manner in all respects as if this Order had been made by the Court enforcing it.

13. THIS COURT REQUESTS the aid and recognition of any court or judicial, regulatory or administrative body having jurisdiction in Canada, the United States or elsewhere to give effect to this Order and to assist the Applicants and their respective agents in carrying out the terms of this Order. All courts and all judicial, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Applicants as may be necessary or desirable to give effect to this Order or to assist the Applicants and their respective agents in carrying out the terms of this Order.

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14. THIS COURT ORDERS that each of the Applicants be at liberty and is hereby authorized and empowered, including as foreign representatives as appointed pursuant to paragraphs 60 and 61 of the Interim Order, to apply to any court, tribunal, or regulatory or administrative body, wherever located, for the recognition of this Order and for assistance in carrying out the terms of this Order.

/s/ Justice Hainey

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SCHEDULE “A”

PLAN OF ARRANGEMENT

[See attached]

Court File No. CV-19-618131-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF BELLATRIX EXPLORATION LTD. AND 11260049 CANADA LIMITED

PLAN OF ARRANGEMENT

MAY 23, 2019

(i)

ARTICLE 7 GENERAL		30
7.1	Deemed Consents, Waivers and Agreements	30
7.2	Waiver of Defaults	31
7.3	Compliance with Deadlines	31
7.4	Paramountcy	32
7.5	Deeming Provisions	32
7.6	Modification of Plan	32
7.7	Notices	33
7.8	Consent of Initial Consenting Noteholders and Majority Consenting Debentureholders	34
7.9	Further Assurances	35

(ii)

PLAN OF ARRANGEMENT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan, unless otherwise stated:

“Additional New Third Lien Notes” means additional new U.S. Dollar third lien notes due 2023 in the aggregate principal amount equal to the amount of the Cash Interest Payment with the same terms as the New Third Lien Notes;

“Alternative Convertible Debenture Transaction” has the meaning given to such term in Section 2.5(a);

“Alternative Convertible Debenture Transaction Common Share Pool” means newly issued Common Shares representing up to 32.5% of the aggregate Common Shares issued and outstanding immediately following the implementation of this Plan;

“Alternative Senior Unsecured Noteholder Group Equity Allocation” means the alternative allocation of New Common Shares for Senior Unsecured Noteholders contemplated in Section 2.6(a);

“Alternative Senior Unsecured Noteholder Group Equity Allocation Conditions” means, in respect of any Alternative Senior Unsecured Noteholder Group Equity Allocation pursuant to Section 2.6(a), a Senior Unsecured Noteholder Group (i) withdrawing the applicable amount of Senior Unsecured Notes to implement such Alternative Senior Unsecured Noteholder Group Equity Allocation from DTC and holding Senior Unsecured Notes in fully registered form prior to the Early Consent Date, (ii) providing to the Applicants or their advisors all information reasonably requested in order to implement the Alternative Senior Unsecured Noteholder Group Equity Allocation (including, where applicable, providing the applicable registration information in respect of the New Second Lien Notes, New Third Lien Notes and/or New Common Shares to be issued in exchange for any Senior Unsecured Notes held in registered form), and (iii) taking such other steps as the Applicants or their advisors may advise are reasonably necessary in order to implement the Alternative Senior Unsecured Noteholder Group Equity Allocation in accordance with applicable Laws;

“Amalgamated Bellatrix” has the meaning given to it in Section 4.3(h);

“Amalgamation” means the amalgamation of Bellatrix and the Bellatrix Subsidiary pursuant to Section 4.3(h);

“Applicants” means, collectively, Bellatrix and the Bellatrix Subsidiary;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments, modifications and/or supplements thereto made in accordance with the Arrangement Agreement and this Plan, or otherwise with the consent of the Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated April 15, 2019, among the Applicants, as it may be amended, modified and/or supplemented from time to time;

“Articles of Arrangement” means the articles of arrangement of the Applicants in respect of the Arrangement, in form and substance satisfactory to the Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders, each acting reasonably, that are required to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“Bellatrix” means Bellatrix Exploration Ltd.;

“Bellatrix Subsidiary” means 11260049 Canada Limited, a wholly-owned subsidiary of Bellatrix;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario; Calgary, Alberta; and New York, New York;

“Canadian Dollars” or “$” means the lawful currency of Canada;

“Cash Interest Payment” means, in respect of the Senior Unsecured Notes, all accrued and unpaid interest, at the contractual non-default rate, outstanding as at the Effective Date, less US$2 million;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicants under the CBCA on April 15, 2019 in connection with this Plan;

“CDS” means the CDS Clearing and Depository Services Inc. and its successors and assigns;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicants in accordance with section 262 of the CBCA;

“Circular” means the management information circular of Bellatrix dated April 18, 2019, as it may be amended, modified and/or supplemented from time to time, subject to the terms of the Interim Order or other Order of the Court;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

“Common Shares” means common shares in the capital of Bellatrix;

“Company Released Parties” means, collectively, the Applicants and each of their respective current and former directors, officers, employees, financial and other advisors, legal counsel and agents, including the Proxy and Information Agent, each in their capacity as such;

“Consent Debentures” means, in respect of a Consenting Debentureholder, the Convertible Debentures held by such Consenting Debentureholder in respect of which votes have been validly cast in favour of this Plan by the Early Consent Date pursuant to the Interim Order and in respect of which such vote in favour of this Plan has not been changed or withdrawn, and/or the Convertible Debentures in respect of which such Consenting Debentureholder has otherwise supported this Plan, in each case in a manner acceptable to the Applicants, acting reasonably;

“Consent Notes” means, in respect of a Consenting Noteholder, the Senior Unsecured Notes held by such Consenting Noteholder in respect of which votes have been validly cast in favour of this Plan by the Early Consent Date pursuant to the Interim Order and in respect of which such vote in favour of this Plan has not been changed or withdrawn, and/or the Senior Unsecured Notes in respect of which such Consenting Noteholder has otherwise supported this Plan, in each case in a manner acceptable to the Applicants, acting reasonably;

“Consenting Debentureholder Early Consent New Common Share Pool” means New Common Shares representing approximately 5% of the aggregate Common Shares issued and outstanding immediately following the implementation of this Plan;

“Consenting Debentureholder Pro Rata Share” means, in respect of a Consenting Debentureholder, (i) the total principal amount of Consent Debentures held by that Consenting Debentureholder as at the Distribution Record Date, divided by (ii) the aggregate principal amount of Consent Debentures held by all Consenting Debentureholders as at the Distribution Record Date;

“Consenting Debentureholders” means the Convertible Debentureholders who, on or prior to the Early Consent Date, vote in favour of this Plan or otherwise support this Plan, in each case in a manner acceptable to the Applicants acting reasonably, and provided that in each case such Convertible Debentureholders hold their respective Consent Debentures as at the Effective Date;

“Consenting Noteholder New Second Lien Note Amount” means, in respect of a Consenting Noteholder, its Consenting Noteholder Second Lien Notes Pro Rata Share of the New Second Lien Notes Pool; provided that if such Consenting Noteholder New Second Lien Note Amount based on the foregoing calculation is greater than the principal amount of the Consent Notes held by such Consenting Noteholder as at the Distribution Record Date, then such Consenting Noteholder’s Consenting Noteholder New Second Lien Note Amount shall be equal to the principal amount of the Consent Notes held by such Consenting Noteholder as at the Distribution Record Date;

“Consenting Noteholder Pro Rata Share” means, in respect of a Consenting Noteholder, (i) the total principal amount of Senior Unsecured Notes held by that Consenting Noteholder as at the Distribution Record Date less its Consenting Noteholder New Second Lien Note Amount, divided by (ii) the aggregate principal amount of Senior Unsecured Notes held by all Senior Unsecured Noteholders as at the Distribution Record Date less the aggregate Consenting Noteholder New Second Lien Note Amounts of all Consenting Noteholders;

“Consenting Noteholder Second Lien Notes Pro Rata Share” means, in respect of a Consenting Noteholder, (i) the total principal amount of Consent Notes held by that Consenting Noteholder as at the Distribution Record Date, divided by (ii) the aggregate principal amount of Consent Notes held by all Consenting Noteholders as at the Distribution Record Date;

“Consenting Noteholders” means the Senior Unsecured Noteholders who, on or prior to the Early Consent Date, vote in favour of this Plan or otherwise support this Plan, in each case in a manner acceptable to the Applicants acting reasonably, and provided that in each case such Senior Unsecured Noteholders hold their respective Consent Notes as at the Effective Date;

“Convertible Debenture Indenture” means the indenture dated as of August 9, 2016 between Bellatrix and the Convertible Debenture Trustee, as amended from time to time;

“Convertible Debenture Trustee” means Computershare Trust Company of Canada in its capacity as trustee under the Convertible Debenture Indenture, and any successor thereof;

“Convertible Debentureholder Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the Convertible Debentures or the Convertible Debenture Indenture as at the Effective Date, including, without limitation, all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments as at the Effective Date;

“Convertible Debentureholder New Common Share Pool” means New Common Shares representing approximately 27.5% of the aggregate Common Shares issued and outstanding immediately following the implementation of this Plan;

“Convertible Debentureholder Pro Rata Share” means, in respect of a Convertible Debentureholder, (i) the total principal amount of Convertible Debentures held by that Convertible Debentureholder, as at the Distribution Record Date, divided by (ii) the aggregate principal amount of Convertible Debentures outstanding as at the Distribution Record Date;

“Convertible Debentureholders” means the holders of Convertible Debentures;

“Convertible Debentureholders’ Arrangement Resolution” means the resolution of the Convertible Debentureholders relating to the Arrangement to be considered at the Convertible Debentureholders’ Meeting, substantially in the form attached as Appendix “B” to the Circular;

“Convertible Debentureholders’ Meeting” means the meeting of the Convertible Debentureholders as of the Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Convertible Debentureholders’ Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournment(s) or postponement(s) of such meeting;

“Convertible Debentures” means the convertible debentures issued by Bellatrix pursuant to the Convertible Debenture Indenture;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Debentureholder Support Agreement” means the support agreement (including all schedules attached thereto) among Bellatrix and the Convertible Debentureholders party thereto dated March 28, 2019, as it may be amended, modified and/or supplemented from time to time;

“Debt” means, collectively, the Obligations in respect of the Senior Unsecured Notes and the Convertible Debentures;

“Debt Documents” means, collectively, (i) the Senior Unsecured Notes Indenture, (ii) the Senior Unsecured Notes, (iii) the Convertible Debenture Indenture, (iv) the Convertible Debentures, and (v) all other documentation related to the foregoing;

“Debtholder Claims” means, collectively, the Senior Unsecured Noteholder Claims and the Convertible Debentureholder Claims;

“Debtholders” means, collectively, the Senior Unsecured Noteholders and the Convertible Debentureholders;

“Distribution Record Date” means a date to be determined by Bellatrix in consultation with the Trustees, the Initial Consenting Noteholders and the Majority Consenting Debentureholders for purposes of distributions under this Plan;

“DTC” means the Depository Trust & Clearing Corporation and its successors and assigns;

“Early Consent Date” means 5:00 p.m. on May 15, 2019, or such later date as the Applicants may determine, in consultation with the Initial Consenting Noteholders;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director and on which all conditions to implementation of this Plan as set forth in Section 6.1 have been satisfied or waived pursuant to Section 6.2;

“Effective Time” means a time on the Effective Date as the Applicants and the Initial Consenting Noteholders may agree, each acting reasonably;

“Existing Equity” means all Existing Shares and all options, warrants, rights or similar instruments derived from, relating to, or exercisable, convertible or exchangeable therefor, other than the Convertible Debentures;

“Existing Equity Holders” means the holders of any Existing Equity;

“Existing Second Lien Note Purchase Agreement” means the Note Purchase Agreement dated July 25, 2018, among Bellatrix, as issuer, the Existing Second Lien Notes Agent, as agent, and the other persons signatory thereto, as amended from time to time;

“Existing Second Lien Note Purchase Agreement Amendment” means an amendment to the Existing Second Lien Note Purchase Agreement to reflect the terms of and allow for the implementation of this Plan in form and substance acceptable to Bellatrix and the Initial Consenting Noteholders, each acting reasonably;

“Existing Second Lien Noteholders” means the holders of Existing Second Lien Notes;

“Existing Second Lien Notes” means the existing U.S. Dollar 8.5% second lien notes issued by Bellatrix pursuant to the Existing Second Lien Note Purchase Agreement;

“Existing Second Lien Notes Agent” means U.S. Bank National Association, as agent under the Existing Second Lien Note Purchase Agreement, and any successor thereof;

“Existing Shareholder Common Share Pool” has the meaning given to such term in Section 2.3;

“Existing Shareholders” means holders of the Existing Shares;

“Existing Shares” means all Common Shares outstanding immediately prior to the Effective Date;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders, each acting reasonably;

“First Lien Agent” means National Bank of Canada, as administrative agent under the First Lien Credit Agreement, and any successor thereof;

“First Lien Credit Agreement” means the Amended and Restated Credit Agreement among Bellatrix, as borrower, the First Lien Agent, as agent, and the First Lien Lenders, as lenders, dated September 11, 2018, as amended from time to time;

“First Lien Lenders” means the lenders party to the First Lien Credit Agreement;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Initial Consenting Debentureholder” means the Convertible Debentureholder that executed the Debentureholder Support Agreement as of March 28, 2019;

“Initial Consenting Debentureholder Advisor” means Davies Ward Phillips & Vineberg LLP, in its capacity as legal counsel to the Initial Consenting Debentureholder;

“Initial Consenting Noteholder Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison LLP and Bennett Jones LLP, in their capacity as legal counsel to the Initial Consenting Noteholders, and Stephens Inc. in its capacity as financial advisor to the Initial Consenting Noteholders;

“Initial Consenting Noteholders” means the Senior Unsecured Noteholders that executed the Noteholder Support Agreement as of March 28, 2019;

“Interim Order” means the interim order of the Court in respect of the Applicants granted on April 16, 2019, which, among other things, approves the calling of, and the date for, the Meetings, as such order may be amended from time to time in a manner acceptable to the Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders, each acting reasonably;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Law” means any law, statute, constitution, treaty, convention, code, injunction, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity;

“Letter of Transmittal” means the letter of transmittal form delivered by Bellatrix to registered holders of Existing Shares;

“Majority Consenting Debentureholders” means Convertible Debentureholders that are party to the Debentureholder Support Agreement holding in aggregate not less than a majority of the aggregate principal amount of Convertible Debentures held by all Convertible Debentureholders that are party to the Debentureholder Support Agreement at the applicable time;

“Meetings” means, collectively, (i) the Senior Unsecured Noteholders’ Meeting, (ii) the Convertible Debentureholders’ Meeting and (iii) the Shareholders’ Meeting;

“New Common Shares” means newly issued Common Shares issued on the Effective Date pursuant to this Plan;

“New Directors” means such individuals to be appointed to the board of directors of Bellatrix on the Effective Date as determined by the Initial Consenting Noteholders, provided that the number of New Directors to be appointed by the Initial Consenting Noteholders shall be agreed to by Bellatrix and the Initial Consenting Noteholders prior to the Effective Date;

“New Second Lien Notes” means new U.S. Dollar 8.5% second lien notes due 2023 in the aggregate principal amount of US$50 million to be issued on the Effective Date by Bellatrix pursuant to the Existing Second Lien Note Purchase Agreement (or, if the Existing Second Lien Note Purchase Agreement is replaced with the Second Lien Notes Indenture on the Effective Date, pursuant to the Second Lien Notes Indenture) and this Plan;

“New Second Lien Notes Pool” means New Second Lien Notes in an aggregate principal amount equal to US$50 million;

“New Third Lien Notes” means new U.S. Dollar third lien notes due 2023 in the aggregate principal amount of US$50 million to be issued on the Effective Date by Bellatrix with (i) a maturity of December 15, 2023, (ii) an option for Bellatrix to pay interest at a rate of (A) (1) 12.5% (of which 9.5% shall be deferred and added to principal and 3.0% shall be paid in cash) until December 31, 2021, and (2) 9.5% paid in cash after December 31, 2021, or (B) 9.5% paid in cash, (iii) security on collateral on a third priority basis to the liens securing the obligations under the Existing Second Lien Note Purchase Agreement, (iv) an option for Bellatrix to repay the New Third Lien Notes in full or in part, at any time, and from time to time, without any penalty or premium, and (v) such other terms and conditions as agreed by Bellatrix and the Initial Consenting Noteholders, each acting reasonably;

“New Third Lien Notes Indenture” means the indenture to be entered into on the Effective Date by Bellatrix and the New Third Lien Notes Trustee on the terms substantially as described in the Circular and/or as may otherwise be agreed by Bellatrix and the Initial Consenting Noteholders, each acting reasonably, pursuant to which the New Third Lien Notes and, if applicable, any Additional New Third Lien Notes will be issued;

“New Third Lien Notes Trustee” means U.S. Bank National Association in its capacity as trustee under the New Third Lien Notes Indenture, or such other entity or entities as agreed to by Bellatrix and the Initial Consenting Noteholders, each acting reasonably;

“Non-Consenting Noteholder Pro Rata Share” means, in respect of a Senior Unsecured Noteholder that is not a Consenting Noteholder, (i) the total principal amount of Senior Unsecured Notes held by that Senior Unsecured Noteholder as at the Distribution Record Date, divided by (ii) the aggregate principal amount of Senior Unsecured Notes held by all Senior Unsecured Noteholders as at the Distribution Record Date less the aggregate Consenting Noteholder New Second Lien Note Amounts of all Consenting Noteholders;

“Noteholder Interest Pro Rata Share” means, in respect of a Senior Unsecured Noteholder, (i) the total principal amount of Senior Unsecured Notes held by that Senior Unsecured Noteholder as at the Distribution Record Date, divided by (ii) the aggregate principal amount of Senior Unsecured Notes held by all Senior Unsecured Noteholders as at the Distribution Record Date;

“Noteholder Support Agreement” means the support agreement (including all schedules attached thereto) among Bellatrix and the Senior Unsecured Noteholders party thereto dated March 28, 2019, as it may be amended, modified and/or supplemented from time to time;

“Obligations” means all liabilities, duties and obligations, including without limitation principal and interest, any make whole, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, duties or obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the applicable Debt Document;

“Order” means any order entered by the Court in the CBCA Proceedings;

“Person” means an individual, a corporation, a partnership, a limited liability company, organization, trustee, executor, administrator, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body;

“Plan” means this plan of arrangement and any amendments, modifications and/or supplements hereto made in accordance with the terms hereof;

“Proxy and Information Agent” means Kingsdale Partners LP;

“Record Date” means 5:00 p.m. on April 16, 2019;

“Released Claims” means, collectively, the matters that are subject to release and discharge pursuant to Section 5.1;

“Released Parties” means, collectively, the Company Released Parties and the Securityholder Released Parties;

“Second Lien Exchange Warrants” means the warrants issued to the holders of the Existing Second Lien Notes in connection with the Senior Unsecured Notes Exchange Transaction;

“Second Lien Notes Indenture” means, in the event the Existing Second Lien Note Purchase Agreement is converted into a trust indenture as part of implementation of this Plan, such indenture to be entered into on the Effective Date by Bellatrix and the Second Lien Notes Trustee on the terms substantially the same as the Existing Second Lien Note Purchase Agreement and as described in the Circular and/or as may otherwise be agreed by Bellatrix and the Initial Consenting Noteholders, each acting reasonably, pursuant to which, among other things, the New Second Lien Notes will be issued;

“Second Lien Notes Trustee” means, in the event the Existing Second Lien Note Purchase Agreement is converted into the Second Lien Notes Indenture as part of implementation of this Plan, U.S. Bank National Association in its capacity as trustee under such Second Lien Notes Indenture and in its capacity as collateral agent in respect of the Existing Second Lien Notes and New Second Lien Notes, or such other entity or entities as agreed to by Bellatrix and the Initial Consenting Noteholders, each acting reasonably;

“Securityholder Released Parties” means, collectively, (i) the Consenting Noteholders, (ii) the Senior Unsecured Notes Trustee, (iii) the Consenting Debentureholders, (iv) the Convertible Debenture Trustee, (v) the Existing Second Lien Noteholders, (vi) the Existing Second Lien Notes Agent, and (vii) each of the foregoing parties’ respective current and former officers, directors, principals, members, affiliates, limited partners, general partners, managed accounts or funds, fund advisors, employees, financial and other advisors, legal counsel and agents, each in their capacity as such;

“Senior Unsecured Noteholder Claims” means all outstanding Obligations owing by any Person, whether as issuer, guarantor or otherwise, with respect to the Senior Unsecured Notes or the Senior Unsecured Notes Indenture as at the Effective Date, including, without limitation, all outstanding principal, accrued and unpaid interest at the applicable contract rate, and any fees and other payments (including any applicable prepayment and/or make-whole amounts) as at the Effective Date;

“Senior Unsecured Noteholder Group” means those Senior Unsecured Noteholders (i) that are under common control, ownership or management; or (ii) for which the same person, or an affiliate, manager or employee thereof, acts as investment manager, advisor or sub-advisor;

“Senior Unsecured Noteholder New Common Share Pool” means New Common Shares representing approximately 51% (and for greater certainty, in no event less than 50.01%) of the aggregate Common Shares issued and outstanding immediately following the implementation of this Plan;

“Senior Unsecured Noteholders” means holders of Senior Unsecured Notes;

“Senior Unsecured Noteholders’ Arrangement Resolution” means the resolution of the Senior Unsecured Noteholders relating to the Arrangement to be considered at the Senior Unsecured Noteholders’ Meeting, substantially in the form attached as Appendix “A” to the Circular;

“Senior Unsecured Noteholders’ Meeting” means the meeting of the Senior Unsecured Noteholders as of the Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Senior Unsecured Noteholders’ Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournment(s) or postponement(s) of such meeting;

“Senior Unsecured Notes” means the U.S. Dollar 8.5% senior unsecured notes due 2020 issued by Bellatrix pursuant to the Senior Unsecured Notes Indenture;

“Senior Unsecured Notes Exchange Transaction” means, collectively, (i) the transactions completed by Bellatrix on September 11, 2018 involving, among other things, the exchange of approximately US$80 million in principal amount of previously outstanding Senior Unsecured Notes for approximately US$72 million of principal amount Existing Second Lien Notes, the issuance of additional US$15 million of principal amount of Existing Second Lien Notes pursuant to the Existing Second Lien Note Purchase Agreement, and the issuance of the Second Lien Exchange Warrants; and (ii) the issuance of additional US$15 million of principal amount of Existing Second Lien Notes pursuant to the Existing Second Lien Note Purchase Agreement on or about December 12, 2018;

“Senior Unsecured Notes Indenture” means the indenture dated as of May 21, 2015, among Bellatrix, as issuer, and the Senior Unsecured Notes Trustee, as amended from time to time;

“Senior Unsecured Notes Trustee” means U.S. Bank National Association in its capacity as trustee under the Senior Unsecured Notes Indenture, and any successor thereof;

“Share Consolidation” has the meaning given to such term in Section 4.3(a);

“Shareholders’ Arrangement Resolution” means the resolution of the Existing Shareholders relating to the Arrangement to be considered at the Shareholders’ Meeting, substantially in the form attached as Appendix “C” to the Circular;

“Shareholders’ Meeting” means the meeting of the Existing Shareholders as of the Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the Shareholders’ Arrangement Resolution and to consider such other matters as may properly come before such meeting and includes any adjournment(s) or postponement(s) of such meeting;

“Support Agreements” means, collectively, the Noteholder Support Agreement and the Debentureholder Support Agreement;

“Transfer Agent” means Computershare Trust Company of Canada;

“Trustees” means, collectively, the Senior Unsecured Notes Trustee and the Convertible Debenture Trustee; and

“U.S. Dollars” or “US$” means the lawful currency of the United States of America.

1.2	Certain Rules of Interpretation

For the purposes of this Plan:

(a)

Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an Order or an existing document or exhibit filed or to be filed means such instrument, agreement, Order, document or exhibit as it may have been or may be amended, modified, restated or supplemented in accordance with its terms;

(b)

The division of this Plan into articles and sections is for convenience of reference only and does not affect the construction or interpretation of this Plan, nor are the descriptive headings of articles and sections intended as complete or accurate descriptions of the content thereof;

(c)

The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)

The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)

Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all regulations made thereunder, all amendments to or re-enactments of such statute or regulations in force from time to time, and, if applicable, any statute or regulation that supplements or supersedes such statute or regulation;

(g)

References to a specific Recital, Article or Section shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific Recital, Article or Section of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular Recital, Article, Section or other portion of this Plan and include any documents supplemental hereto; and

(h)	The word “or” is not exclusive.

1.3	Governing Law

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4	Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian Dollars.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario, Canada, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

ARTICLE 2

TREATMENT OF AFFECTED PARTIES

2.1	Treatment of Senior Unsecured Noteholders

(a)	On the Effective Date, and in accordance with the times, steps and in the sequence set forth in Section 4.3, each Senior Unsecured Noteholder shall receive:

(i)	its Noteholder Interest Pro Rata Share of either:

(A)	the Cash Interest Payment paid in cash; or

(B)	if the Applicants and the Initial Consenting Noteholders agree prior to the Effective Date, the Additional New Third Lien Notes;

(ii)	if such Senior Unsecured Noteholder is a Consenting Noteholder (and subject to Section 2.6):

(A)	New Second Lien Notes having an aggregate principal amount equal to its Consenting Noteholder New Second Lien Note Amount;

(B)	its Consenting Noteholder Pro Rata Share of the New Third Lien Notes; and

(C)	its Consenting Noteholder Pro Rata Share of the Senior Unsecured Noteholder New Common Share Pool; and

(iii)	if such Senior Unsecured Noteholder is not a Consenting Noteholder (and subject to Section 2.6):

(A)	its Non-Consenting Noteholder Pro Rata Share of the New Third Lien Notes; and

(B)	its Non-Consenting Noteholder Pro Rata Share of the Senior Unsecured Noteholder New Common Share Pool,

all of which shall, and shall be deemed to, be received in full and final settlement of its Senior Unsecured Notes and its Senior Unsecured Noteholder Claims.

(b)

On the Effective Date, the Senior Unsecured Noteholder Claims shall, and shall be deemed to, have been irrevocably and finally extinguished; each Senior Unsecured Noteholder shall have no further right, title or interest in or to the Senior Unsecured Notes or its Senior Unsecured Noteholder Claim; and the Senior Unsecured Notes, the Senior Unsecured Notes Indenture and any and all related Debt Documents shall be cancelled and terminated pursuant to this Plan.

(c)

The reasonable and documented outstanding fees, expenses and disbursements of the Senior Unsecured Notes Trustee, including for clarity the reasonable and documented outstanding fees, expenses and disbursements of legal counsel to the Senior Unsecured Notes Trustee pursuant to the terms of the Senior Unsecured Notes Indenture, shall be paid in full in cash by Bellatrix pursuant to the Senior Unsecured Notes Indenture.

(d)	The reasonable and documented outstanding fees and expenses of the Initial Consenting Noteholder Advisors shall be paid in full in cash by Bellatrix pursuant to the Noteholder Support Agreement.

(e)

All references to the principal amount of the Senior Unsecured Notes or the Senior Unsecured Noteholder Claims contained in this Plan shall refer to the principal amount of such Senior Unsecured Notes or the Senior Unsecured Noteholder Claims excluding any make-whole premiums, redemption premiums or other similar premiums.

2.2	Treatment of Convertible Debentureholders

(a)	On the Effective Date, and in accordance with the steps and in the sequence set forth in Section 4.3, subject to Section 2.5, each Convertible Debentureholder shall receive:

(i)	if such Convertible Debentureholder is a Consenting Debentureholder:

(A)	its Consenting Debentureholder Pro Rata Share of the Consenting Debentureholder Early Consent New Common Share Pool; and

(B)	its Convertible Debentureholder Pro Rata Share of the Convertible Debentureholder New Common Share Pool; and

(ii)	if such Convertible Debentureholder is not a Consenting Debentureholder, its Convertible Debentureholder Pro Rata Share of the Convertible Debentureholder New Common Share Pool,

all of which shall, and shall be deemed to, be received in full and final settlement of its Convertible Debentures and its Convertible Debentureholder Claims.

(b)

On the Effective Date, the Convertible Debentureholder Claims shall, and shall be deemed to, have been irrevocably and finally extinguished; each Convertible Debentureholder shall have no further right, title or interest in or to the Convertible Debentures or its Convertible Debentureholder Claim; and the Convertible Debentures, the Convertible Debenture Indenture and any and all related Debt Documents shall be cancelled and terminated pursuant to this Plan.

(c)	The reasonable and documented outstanding fees and expenses of the Convertible Debenture Trustee shall be paid in full in cash by Bellatrix pursuant to the Convertible Debenture Indenture.

(d)

The reasonable and documented outstanding fees and expenses of the Initial Consenting Debentureholder Advisor shall be paid in full in cash by Bellatrix pursuant to the Debentureholder Support Agreement.

(e)

All references to the principal amount of the Convertible Debentures or the Convertible Debentureholder Claims contained in this Plan shall refer to the principal amount of such Convertible Debentures or the Convertible Debentureholder Claims excluding any make-whole premiums, redemption premiums or other similar premiums.

2.3	Treatment of Existing Equity Holders

Each Existing Shareholder shall retain its Existing Shares, subject to the Share Consolidation in accordance with Section 4.3(a) of this Plan and the treatment of fractional interests in accordance with Section 4.2 of this Plan, such that, subject to Section 2.5, the Common Shares owned by the Existing Shareholders immediately following implementation of this Plan shall, in the aggregate, equal approximately 16.5% of the aggregate Common Shares issued and outstanding immediately following the implementation of this Plan (the “Existing Shareholder Common Share Pool”).

2.4	Unaffected Parties

(a)

This Plan and the Arrangement Agreement shall not, and shall not be deemed to, affect the First Lien Lenders or the First Lien Agent or any of Bellatrix’s obligations under or in respect of the First Lien Credit Agreement.

(b)

Subject to Article 5 and Section 7.2, which shall be binding on all Persons pursuant to this Plan and the Final Order, this Plan shall not, and shall not be deemed to, affect any of the Existing Second Lien Noteholders or the Existing Second Lien Notes Agent, or any of Bellatrix’s obligations under or in respect of the Existing Second Lien Notes. For greater certainty, and without limiting the foregoing, notwithstanding anything contained in Section 4.3 of this Plan with respect to steps to implement this Plan that may reference matters relating to the Existing Second Lien Notes, the Existing Second Lien Noteholders or the Existing Second Lien Notes Agent, no such provisions shall be binding on the Existing Second Lien Noteholders or the Existing Second Lien Notes Agent or affect the Existing Second Lien Notes or the Existing Second Lien Note Purchase Agreement without the consent of the Existing Second Lien Noteholders.

2.5	Alternative Convertible Debenture Transaction

(a)

Notwithstanding Section 2.2, Bellatrix shall have the right to, on or prior to the Effective Date, repay in full the outstanding principal amount and all accrued and unpaid interest in respect of the Convertible Debentures up to the date of such repayment in cash from the proceeds of one or more issuances of newly issued Common Shares from the Alternative Convertible Debenture Transaction Common Share Pool in full and final settlement of the Convertible Debentures and the Convertible Debentureholder Claims (the “Alternative Convertible

Debenture Transaction”), and to the extent that the aggregate Common Shares issued pursuant to the Alternative Convertible Debenture Transaction equal less than 32.5% of the aggregate Common Shares issued and outstanding immediately following the implementation of this Plan, the Common Shares representing any such difference shall be deemed to increase the Existing Shareholder Common Share Pool. For certainty, no additional Common Shares would be issued to Existing Shareholders in connection with such deemed increase of the Existing Shareholder Common Share Pool; rather the proportion of the total aggregate Common Shares issued and outstanding immediately following implementation of this Plan that the Existing Shareholder Common Share Pool shall represent shall be increased proportionately and, for greater certainty, the proportion of the total aggregate Common Shares issued and outstanding immediately following implementation of this Plan that the Senior Unsecured Noteholder New Common Share Pool shall represent shall remain unchanged.

(b)

Upon the payment in cash in full of the outstanding principal amount and all accrued and unpaid interest in respect of the Convertible Debentures up to the date of such repayment pursuant to any Alternative Convertible Debenture Transaction, the Convertible Debentureholder Claims shall, and shall be deemed to, have been irrevocably and finally extinguished; each Convertible Debentureholder shall have no further right, title or interest in or to the Convertible Debentures or its Convertible Debentureholder Claim; and the Convertible Debentures, the Convertible Debenture Indenture and any and all related Debt Documents shall be cancelled and terminated pursuant to this Plan.

(c)

The Applicants shall be entitled to make such amendments to this Plan as are necessary or desirable to reflect the implementation of any Alternative Convertible Debenture Transaction, provided that any such amendments are acceptable to the Initial Consenting Noteholders, acting reasonably, and, without limiting the foregoing, in the event that the outstanding principal amount and all accrued and unpaid interest in respect of the Convertible Debentures is paid in cash in full on or prior to the Effective Date pursuant to an Alternative Convertible Debenture Transaction, the Majority Consenting Debentureholders shall no longer have any consent or approval rights with respect to this Plan that are otherwise set out herein or in the Debentureholder Support Agreement.

2.6	Alternative Senior Unsecured Noteholder Group Equity Allocation

(a)

Notwithstanding Section 2.1(a), if a Senior Unsecured Noteholder Group would otherwise own (or would otherwise be deemed to own) , in the aggregate, 25% or more of the aggregate issued and outstanding Common Shares immediately following implementation of this Plan, such Senior Unsecured Noteholder Group shall only be entitled to receive such number of New Common Shares pursuant to this Plan such that immediately following implementation of this Plan such Senior Unsecured Noteholder Group shall own, in the aggregate, approximately 24.99% (and in any event less than 25%) of the aggregate issued and outstanding Common Shares, and any New Common Shares that such Senior Unsecured

Noteholder Group would have otherwise been entitled to receive pursuant to this Plan but for this Section 2.6(a) shall be allocated and issued instead to the Senior Unsecured Noteholders that are not part of such Senior Unsecured Noteholder Group on a pro rata basis pursuant to this Plan (on the same basis as the Senior Unsecured Noteholder New Common Share Pool, taking into account the removal of the Senior Unsecured Notes held by the Senior Unsecured Noteholder Group as part of such pro rata calculations) (collectively, the “Alternative Senior Unsecured Noteholder Group Equity Allocation”). The Alternative Senior Unsecured Noteholder Group Equity Allocation Conditions set out in this Plan shall be satisfied in connection with the implementation of any Alternative Senior Unsecured Noteholder Group Equity Allocation unless otherwise waived by the Applicants.

(b)

The Applicants shall be entitled to make such amendments to this Plan as are necessary or desirable to reflect the implementation of any Alternative Senior Unsecured Noteholder Group Equity Allocation, provided that any such amendments are acceptable to the Initial Consenting Noteholders and the Majority Consenting Debentureholders, each acting reasonably.

ARTICLE 3

ISSUANCES, DISTRIBUTIONS AND PAYMENTS

3.1	Delivery of Cash Interest Payment

The payment by Bellatrix on the Effective Date of the Cash Interest Payment (to the extent payable in cash pursuant to this Plan) shall be effected through the delivery of cash in the applicable amount of the Cash Interest Payment to the Senior Unsecured Notes Trustee for distribution to the Senior Unsecured Noteholders as of the Distribution Record Date in accordance with the Senior Unsecured Notes Indenture and customary practices.

3.2	Delivery of New Second Lien Notes

(a)

The delivery of the New Second Lien Notes issued pursuant to this Plan shall be made, as determined by the Applicants in advance of the Effective Date, with the consent of the Initial Consenting Noteholders, acting reasonably, by way of either:

(i)

(A) issuance on the Effective Date of a global note (which global note may also reflect some or all of the Existing Second Lien Notes) in the name of DTC (or its nominee) in respect of the New Second Lien Notes to be issued to Consenting Noteholders that are entitled to receive New Second Lien Notes under this Plan and that are able to receive such New Second Lien Notes through DTC as of the Distribution Record Date, and (B) if applicable, delivery on the Effective Date, or as soon as practicable thereafter, of New Second Lien Notes in certificated form, substantially in the form of Exhibit 6 to the Existing Second Lien Note Purchase Agreement, or in book form (as determined by the Applicants in consultation with the Second Lien Notes Trustee) to any Consenting Noteholder that has withdrawn its Senior Unsecured Notes from DTC and holds such Senior Unsecured Notes in registered form, pursuant to the registration and delivery instructions provided by each such Consenting Noteholder; or

(ii)

delivery on the Effective Date, or as soon as practicable thereafter, of the New Second Lien Notes in certificated form, substantially in the form of Exhibit 6 to the Existing Second Lien Note Purchase Agreement, or in book form (as determined by the Applicants in consultation with the Existing Second Lien Notes Agent) to all Consenting Noteholders that are entitled to receive New Second Lien Notes under this Plan, pursuant to the registration and delivery instructions provided by each such Consenting Noteholder.

(b)

Each Consenting Noteholder entitled to receive New Second Lien Notes under this Plan shall be required to provide registration details for the issuance and delivery of its New Second Lien Notes in certificated form or book form to the Proxy and Information Agent by the Early Consent Date (or such later date as agreed to by the Applicants, acting reasonably). If a Consenting Noteholder that is to receive its New Second Lien Notes in certificated form or book form pursuant to Section 3.2(a) has not provided the required registration details to the Proxy and Information Agent by the Early Consent Date (or such later date as agreed to by the Applicants, acting reasonably), such Consenting Noteholder’s New Second Lien Notes shall be issued in certificated form (or such other form as agreed to with the Existing Second Lien Notes Agent or, if applicable, the Second Lien Notes Trustee) to the Proxy and Information Agent for the benefit of the Consenting Noteholder until such time as the Consenting Noteholder provides the required registration details.

3.3	Delivery of New Third Lien Notes

(a)

The delivery of the New Third Lien Notes issued pursuant to this Plan shall be made by way of (i) issuance on the Effective Date of a global note in the name of DTC (or its nominee) in respect of the New Third Lien Notes to be issued to the Senior Unsecured Noteholders that are entitled to receive New Third Lien Notes under this Plan and who are able to receive the New Third Lien Notes through DTC as of the Distribution Record Date, and (ii) if applicable, delivery on the Effective Date, or as soon as practicable thereafter, of New Third Lien Notes in certificated form or in book form (as determined by the Applicants in consultation with the New Third Lien Notes Trustee) to any Senior Unsecured Noteholder that is entitled to receive New Third Lien Notes under this Plan, has withdrawn its Senior Unsecured Notes from DTC and holds such Senior Unsecured Notes in registered form, pursuant to the registration and delivery instructions provided by each such Senior Unsecured Noteholder.

(b)

Any Senior Unsecured Noteholder that has withdrawn its Senior Unsecured Notes from DTC and holds such Senior Unsecured Notes in registered form shall be required to provide registration details for the issuance and delivery of its New Third Lien Notes in certificated form or book form to the Proxy and Information Agent by the Early Consent Date (or such later date as agreed to by the Applicants, acting reasonably). If a Senior Unsecured Noteholder that is to receive its New Third Lien Notes in certificated form or book form pursuant to Section 3.3(a) has not provided the required registration details to the Proxy and Information Agent by the Early Consent Date (or such later date as agreed to by the Applicants, acting reasonably), such Senior Unsecured Noteholder’s New Third Lien Notes shall be issued to the Proxy and Information Agent in the form of a separate global note (or such other form as agreed to with the New Third Lien Notes Trustee) to the Proxy and Information Agent for the benefit of the Senior Unsecured Noteholder until such time as the Senior Unsecured Noteholder provides the required registration details.

(c)	Sections 3.3(a) and 3.3(b) shall apply mutatis mutandis in respect of any Additional New Third Lien Notes that may be issued pursuant to the terms of this Plan.

3.4	Delivery of New Common Shares

(a)	On the Effective Date, all New Common Shares issued in connection with this Plan shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(b)

On the Effective Date, Bellatrix shall deliver a treasury direction to the Transfer Agent that directs the Transfer Agent to issue all of the New Common Shares to be issued and distributed under this Plan and direct the Transfer Agent to use its commercially reasonable efforts to cause the New Common Shares under this Plan to be distributed by no later than the second Business Day following the Effective Date (or such other date as the Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders may agree, each acting reasonably).

(c)

The delivery of New Common Shares issued pursuant to this Plan shall be made (i) in respect of Senior Unsecured Noteholders and Convertible Debentureholders that are entitled to receive New Common Shares under this Plan and who are able to receive New Common Shares though DTC or CDS, as applicable, as of the Record Date, through the facilities of DTC or CDS, as applicable, to Intermediaries who, in turn, will make delivery of the New Common Shares to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of DTC or CDS, as applicable, or (ii) in respect of any Senior Unsecured Noteholder or Convertible Debentureholder that is entitled to receive New Common Shares under this Plan, has withdrawn its Senior Unsecured Notes from DTC or its Convertible Debentures from CDS, as applicable, and holds such Senior Unsecured Notes or Convertible Debentures, as applicable, in registered form, by providing either (A) Direct Registration System advices or confirmations or (B) certificated shares, as elected by such holder in consultation with Bellatrix, in the name of the applicable recipient thereof (or its Intermediary) and registered electronically in Bellatrix’s records which will be maintained by the Transfer Agent.

(d)

The aggregate number of New Common Shares to be issued pursuant to this Plan (the “Aggregate Number of New Common Shares”) shall equal approximately 34,120,808, subject to Sections 4.2(a) and 2.5; provided that the foregoing Aggregate Number of New Common Shares is calculated based on 80,909,225 Existing Shares issued and outstanding as of the Record Date that shall, pursuant to the Share Consolidation, be consolidated on a 12 for 1 basis into approximately 6,742,435 Common Shares, subject to Section 4.2(a), and which shall equal approximately 16.5% of the Common Shares immediately following implementation of this Plan, subject to Section 2.5. If the number of Existing Shares outstanding on the Distribution Record Date is not 80,909,225, then the Aggregate Number of New Common Shares shall be amended proportionately by Bellatrix, with the consent of the Initial Consenting Noteholders and the Majority Consenting Debentureholders, each acting reasonably, to reflect the aggregate number of Existing Shares actually issued and outstanding immediately prior to the Effective Date.

3.5	Delivery of Post-Share Consolidation Common Shares

After the Effective Date and following delivery to the Transfer Agent of a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Transfer Agent may require, each registered Existing Shareholder shall be entitled to receive in exchange therefore, and the Transfer Agent shall deliver to such Existing Shareholder, Direct Registration Statement advices evidencing the post-Share Consolidation Common Shares, or certificated post-Share Consolidation Common Shares, to which the Existing Shareholder’s Existing Shares are and are deemed to be consolidated pursuant to Section 4.3(a) of this Plan.

3.6	Delivery of Consideration in connection with an Alternative Senior Unsecured Noteholder Group Equity Allocation

The Applicants and the Initial Consenting Noteholders, each acting reasonably, may agree on any additional or alternative delivery method that may be necessary or desirable in respect of any Alternative Senior Unsecured Noteholder Group Equity Allocation, and no further amendments to this Plan or approvals in respect thereof shall be required.

3.7	No Liability in respect of Deliveries

(a)

None of the Applicants, nor their respective directors or officers, shall have any liability or obligation in respect of any deliveries, directly or indirectly, from, as applicable, (i) the Senior Unsecured Notes Trustee, (ii) the Convertible Debenture Trustee, (iii) the Existing Second Lien Notes Agent, or if applicable, the Second Lien Notes Trustee, (iv) the New Third Lien Notes Trustee, (v) DTC, (vi) CDS or (vii) the Intermediaries, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by the Applicants pursuant to this Plan.

(b)

None of the Senior Unsecured Notes Trustee or the Convertible Debenture Trustee shall incur, and each is hereby released from, any liability as a result of carrying out any provisions of this Plan and any actions related or incidental thereto, save and except for any gross negligence or wilful misconduct on its part (as determined by a final, non-appealable judgment of a court of competent jurisdiction). On the Effective Date after the completion of the transactions set forth in Section 4.3, all duties and responsibilities of the Senior Unsecured Notes Trustee and the Convertible Debenture Trustee arising under or related to the Senior Unsecured Notes and the Convertible Debentures, respectively, shall be discharged except to the extent required in order to effectuate this Plan.

3.8	Surrender and Cancellation of Notes and Debenture

(a)

On the Effective Date, DTC (or its nominee) (as registered holder of the Senior Unsecured Notes on behalf of the Senior Unsecured Noteholders) and each other Person who holds Senior Unsecured Notes in registered form on the Effective Date shall surrender, or cause the surrender of, the certificate(s) representing the Senior Unsecured Notes to the Senior Unsecured Notes Trustee for cancellation in exchange for the consideration payable to Senior Unsecured Noteholders pursuant to Section 2.1 (or, if applicable, pursuant to Section 2.6).

(b)

On the Effective Date, CDS (or its nominee) (as registered holder of the Convertible Debentures on behalf of the Convertible Debentureholders) and each other Person who holds Convertible Debentures in registered form on the Effective Date shall surrender, or cause the surrender of, the certificate(s) representing the Convertible Debentures to the Convertible Debenture Trustee for cancellation in exchange for the consideration payable to Convertible Debentureholders pursuant to Section 2.2 (or, if applicable, pursuant to Section 2.5).

3.9	Application of Plan Distributions

All amounts paid or payable hereunder on account of the Debtholder Claims (including, for greater certainty, any securities received hereunder) shall be applied as follows: (a) with respect to the Cash Interest Payment (or any Additional New Third Lien Notes issued in lieu of the Cash Interest Payment), in respect of accrued but unpaid interest in respect of the Senior Unsecured Notes, and (b) with respect to all other consideration issued under this Plan, (i) first, in respect of the principal amount of the Obligations to which such Debtholder Claims relate, and (ii) second, in respect of the accrued but unpaid interest on such Obligations.

3.10	Withholding Rights

The Applicants shall be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as the Applicants may be required to deduct or withhold with respect to such payment under the Income Tax Act (Canada), or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, provided that any such right to deduct or withhold shall not otherwise change or modify the Applicants’ obligations in respect of withholding taxes under the terms of the Senior Unsecured Notes Indenture and any and all related Debt Documents. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

ARTICLE 4

IMPLEMENTATION

4.1 Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicants will occur and be effective as of the Effective Date (or such other date as the Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders may agree, each acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes without any requirement of further action by shareholders, directors or officers of the Applicants. All necessary approvals to take actions shall be deemed to have been obtained from the directors or the shareholders of the Applicants, as applicable.

4.2	Fractional Interests

(a)

No fractional Common Shares shall be issued under this Plan, including any fractional interests created as a result of the Share Consolidation, and fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Common Shares. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to fractional Common Shares pursuant to this Plan shall be rounded down to the nearest whole number of Common Shares without compensation therefor.

(b)

The New Second Lien Notes, the New Third Lien Notes and, if applicable, Additional New Third Lien Notes issued pursuant to this Plan shall each be issued in minimum increments of US$1,000, and the amount of New Second Lien Notes that each Consenting Noteholder shall be entitled to under this Plan and the amount of New Third Lien Notes and, if applicable, Additional New Third Lien Notes that each Senior Unsecured Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of US$1,000 without compensation therefor.

(c)

All payments made in cash pursuant to this Plan shall be made in minimum increments of $0.01 or US$0.01, as applicable, and the amount of any payments to which a Person may be entitled to under this Plan shall be rounded down to the nearest multiple of $0.01 or US$0.01, as applicable.

4.3	Effective Date Transactions

Commencing at the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, in the following order in five minute increments (unless otherwise indicated) and at the times set out in this Section 4.3 (or in such other manner or order or at such other time or times as the Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders may agree, each acting reasonably), without any further act or formality required on the part of any Person, except as may be expressly provided herein:

(a)

The Existing Shares shall be, and shall be deemed to be, consolidated (the “Share Consolidation”) on the basis of one Common Share for every 12 Common Shares outstanding immediately prior to the Effective Time. Any fractional interests in the consolidated Common Shares will, without any further act or formality, be cancelled without payment of any consideration therefor. Notwithstanding any provision of the CBCA, immediately following the completion of the Share Consolidation, the stated capital of the Common Shares shall be equal to the stated capital of the Common Shares immediately prior to the Share Consolidation.

(b)	The following shall occur concurrently:

(i)

As determined by Bellatrix, with the consent of the Initial Consenting Noteholders, acting reasonably, either (A) Bellatrix, the Existing Second Lien Notes Agent and the Existing Second Lien Noteholders shall enter into the Existing Second Lien Note Purchase Agreement Amendment and all holders of New Second Lien Notes shall be deemed to have executed such Existing Second Lien Note Purchase Agreement Amendment, or (B) Bellatrix and the Second Lien Notes Trustee shall enter into the Second Lien Notes Indenture, in each case together with all related documentation (including any applicable security documentation) as agreed by Bellatrix and the Initial Consenting Noteholders, each acting reasonably;

(ii)

Bellatrix and the New Third Lien Notes Trustee shall enter into the New Third Lien Notes Indenture together with all related documentation (including applicable security documentation) as agreed by Bellatrix and the Initial Consenting Noteholders, each acting reasonably; and

(iii)	in exchange for the Senior Unsecured Notes, and in full and final settlement of the Senior Unsecured Noteholder Claims, Bellatrix shall issue to each Senior Unsecured Noteholder:

(A)	its Noteholder Interest Pro Rata Share of either:

(1)	the Cash Interest Payment paid in cash; or

(2)	if the Applicants and Initial Consenting Noteholders agree prior to the Effective Date, the Additional New Third Lien Notes;

(B)	if such Senior Unsecured Noteholder is a Consenting Noteholder (and subject to Section 2.6):

(1)	New Second Lien Notes having an aggregate principal amount equal to its Consenting Noteholder New Second Lien Note Amount;

(2)	its Consenting Noteholder Pro Rata Share of the New Third Lien Notes; and

(3)	its Consenting Noteholder Pro Rata Share of the Senior Unsecured Noteholder New Common Share Pool; and

(C)	if such Senior Unsecured Noteholder is not a Consenting Noteholder (and subject to Section 2.6):

(1)	its Non-Consenting Noteholder Pro Rata Share of the New Third Lien Notes; and

(2)	its Non-Consenting Noteholder Pro Rata Share of the Senior Unsecured Noteholder New Common Share Pool,

and Bellatrix shall add an amount to the stated capital account maintained in respect of the New Common Shares equal to the lesser of (i) the fair market value on the Effective Date of the Senior Unsecured Noteholder New Common Share Pool issued to Senior Unsecured Noteholders pursuant to this Section 4.3(b), and (ii) the aggregate principal amount and accrued interest of the Senior Unsecured Notes less the Cash Interest Payment and the aggregate principal amount of the New Second Lien Notes and New Third Lien Notes issued to Senior Unsecured Noteholders, and the price for which the Senior Unsecured Notes are exchanged under this Plan shall be equal to the aggregate principal amount of the New Second Lien Notes and New Third Lien Notes and the amount added to the stated capital account in respect of the issuance of the Senior Unsecured Noteholder New Common Share Pool.

(c)	Concurrently with the transactions contemplated by Section 4.3(b):

(i)

the Senior Unsecured Noteholder Claims shall, and shall be deemed to be, irrevocably and finally extinguished and the Senior Unsecured Noteholders shall have no further right, title or interest in and to the Senior Unsecured Notes or their respective Senior Unsecured Noteholder Claims; and

(ii)

the Senior Unsecured Notes, the Senior Unsecured Notes Indenture and any and all other related Debt Documents shall be cancelled, provided that the Senior Unsecured Notes Indenture shall remain in effect solely to allow the Senior Unsecured Notes Trustee to make the distributions set forth in this Plan.

(d)

Concurrently with the steps set forth in Section 4.3(b) above, in exchange for the Convertible Debentures, and in full and final settlement of the Convertible Debentureholder Claims, Bellatrix shall issue to each Convertible Debentureholder:

(i)	if such Convertible Debentureholder is a Consenting Debentureholder:

(A)	its Consenting Debentureholder Pro Rata Share of the Consenting Debentureholder Early Consent New Common Share Pool; and

(B)	its Convertible Debentureholder Pro Rata Share of the Convertible Debentureholder New Common Share Pool; and

(ii)	if such Convertible Debentureholder is not a Consenting Debentureholder, its Convertible Debentureholder Pro Rata Share of the Convertible Debentureholder New Common Share Pool,

and Bellatrix shall add an amount to the stated capital account maintained in respect of the New Common Shares equal to the lesser of (i) the fair market value on the Effective Date of the Consenting Debentureholder Early Consent New Common Share Pool and the Convertible Debentureholder New Common Share Pool issued to Convertible Debentureholders pursuant to this Section 4.3(d), and (ii) the aggregate principal amount and accrued interest of the Convertible Debentures.

(e)	Concurrently with the issuance of the New Common Shares as contemplated by Section 4.3(d):

(i)

the Convertible Debentureholder Claims shall, and shall be deemed to be, irrevocably and finally extinguished and the Convertible Debentureholders shall have no further right, title or interest in and to the Convertible Debentures or their respective Convertible Debentureholder Claims; and

(ii)

the Convertible Debentures, the Convertible Debenture Indenture and any and all other related Debt Documents shall be cancelled, provided that the Convertible Debenture Indenture shall remain in effect solely to allow the Convertible Debenture Trustee to make the distributions set forth in this Plan.

(f)	The releases referred to in Section 5.1 shall become effective.

(g)

Unless otherwise agreed by Bellatrix and the Initial Consenting Noteholders, such number of the directors of Bellatrix immediately prior to the Effective Time as agreed to by Bellatrix and the Initial Consenting Noteholders shall have resigned or be deemed to have resigned and the New Directors shall be deemed to have been appointed.

(h)

One hour after the steps set forth in Section 4.3(g), Bellatrix and the Bellatrix Subsidiary shall be, and shall be deemed to be, amalgamated and continued as one corporation (“Amalgamated Bellatrix”) under the CBCA in accordance with the following:

(i)	Name. The name of Amalgamated Bellatrix shall be “Bellatrix Exploration Ltd.”;

(ii)

Registered Office. The registered office of Amalgamated Bellatrix shall be located in the City of Calgary in the Province of Alberta. The address of the registered office of Amalgamated Bellatrix shall be 1920, 800—5th Avenue S.W., Calgary, Alberta T2P 3T6;

(iii)	Restrictions on Business. There shall be no restrictions on the business that Amalgamated Bellatrix may carry on;

(iv)	Articles. The articles of Bellatrix, as in effect immediately prior to the Amalgamation, shall be deemed to be the articles of Amalgamated Bellatrix;

(v)

Directors. Amalgamated Bellatrix shall have a minimum of 1 director and a maximum of 15 directors, until changed in accordance with the CBCA. Until changed by shareholders of Amalgamated Bellatrix, or by the directors of Amalgamated Bellatrix in accordance with the CBCA, the directors of Bellatrix, as in effect immediately prior to the Amalgamation, shall be deemed to be the directors of Amalgamated Bellatrix;

(vi)

Shares. All shares of the Bellatrix Subsidiary shall be cancelled without any repayment of capital in respect thereof; no shares will be issued by Amalgamated Bellatrix in connection with the Amalgamation and all shares of Bellatrix prior to the Amalgamation shall be unaffected and shall continue as shares of Amalgamated Bellatrix;

(vii)	Stated Capital. The stated capital account of the shares of Amalgamated Bellatrix will be equal to the stated capital account in respect of the Common Shares immediately prior to the Amalgamation;

(viii)	By-laws. The by-laws of Bellatrix, as in effect immediately prior to the Amalgamation, shall be deemed to be the by-laws of Amalgamated Bellatrix;

(ix)	Effect of Amalgamation. The provisions of subsection 186(a) to (g) of the CBCA shall apply to the Amalgamation with the result that:

(A)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(B)	the property of each amalgamating corporation continues to be the property of Amalgamated Bellatrix;

(C)	Amalgamated Bellatrix continues to be liable for the obligations of each amalgamating corporation;

(D)	an existing cause of action, claim or liability to prosecution is unaffected;

(E)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against Amalgamated Bellatrix;

(F)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against Amalgamated Bellatrix; and

(G)

the Articles of Arrangement are deemed to be the articles of incorporation of Amalgamated Bellatrix and the Certificate of Arrangement is deemed to be the certificate of incorporation of Amalgamated Bellatrix.

ARTICLE 5

RELEASES

5.1	Release of Released Parties

At the applicable time pursuant to Section 4.3, each of the Released Parties shall be released and discharged from all present and future actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the Debt, the Debt Documents, the Senior Unsecured Notes Exchange Transaction, the Support Agreements, the Arrangement, the Arrangement Agreement, this Plan, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan, the transactions contemplated hereunder, and any other actions or matters related directly or indirectly to the foregoing, provided that nothing in this paragraph shall release or discharge (i) any of the Released Parties from or in respect of their respective obligations under this Plan, the New Second Lien Notes, the New Third Lien Notes or any Order or document ancillary to any of the foregoing, or (ii) any Released Party from liabilities or claims attributable to such Released Party’s fraud, gross negligence or wilful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction. The foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of this Plan or any contract or agreement entered into pursuant to, in connection with or contemplated by this Plan.

5.2	Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to any and all Released Claims, from (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever of any Person against the Released Parties, as applicable; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties; (iii) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (iv) taking any actions to interfere with the implementation or consummation of this Plan or the transactions contemplated hereunder; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan or any document, instrument or agreement executed to implement this Plan.

ARTICLE 6

CONDITIONS PRECEDENT AND IMPLEMENTATION

6.1	Conditions to Plan Implementation

The implementation of this Plan shall be conditional upon the fulfillment, satisfaction or waiver (to the extent permitted by Section 6.2) of the following conditions:

(a)

The Court shall have granted the Final Order, the implementation, operation or effect of which shall not have been stayed, varied in a manner not acceptable to the Applicants, the Initial Consenting Noteholder and the Majority Consenting Debentureholders, vacated or subject to pending appeal;

(b)	No Law shall have been passed and become effective, the effect of which makes the consummation of this Plan illegal or otherwise prohibited;

(c)

Any steps, actions or resolutions that may be required in order to proportionately adjust Bellatrix’s outstanding stock options, restricted share units, performance share units, deferred share units and any other equity or equity-linked securities of Bellatrix to reflect the Share Consolidation shall be completed, effective concurrently with the step in Section 4.3(a) of this Plan, in form and substance satisfactory to Bellatrix and the Initial Consenting Noteholders, each acting reasonably;

(d)	All conditions to implementation of this Plan set out in the Noteholder Support Agreement shall have been satisfied or waived in accordance with their terms; and

(e)	All conditions to implementation of this Plan set out in the Debentureholder Support Agreement shall have been satisfied or waived in accordance with their terms.

6.2	Waiver of Conditions

The Applicants, the Initial Consenting Noteholders and the Majority Consenting Debentureholders, as applicable, may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, to the extent and on such terms as such parties may agree, each acting reasonably, provided however that the condition set out in Sections 6.1(a) and 6.1(b) cannot be waived, Sections 6.1(c) and 6.1(d) can only be waived by the Applicants and the Initial Consenting Noteholders, and Section 6.1(e) can only be waived by the Applicants and the Majority Consenting Debentureholders.

6.3	Effectiveness

This Plan will become effective in the sequence described in Section 4.3 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and shall be binding on and enure to the benefit of the Applicants, the Debtholders, the Trustees, all Existing Equity Holders, the Released Parties and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, successors and assigns. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 4.3 has become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

6.4	Effect of Non-Occurrence of Conditions to Plan Implementation

If the Effective Date does not occur on or before the termination of the Noteholder Support Agreement, then (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) the Applicants’ obligations with respect to the Debt, Debt Documents and Debtholder Claims shall remain unchanged and nothing contained in this Plan shall constitute or be deemed a waiver or release of any Debtholder Claims.

ARTICLE 7

GENERAL

7.1	Deemed Consents, Waivers and Agreements

At the Effective Time:

(a)	each Debtholder and Existing Equity Holder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety;

(b)

each Applicant, Debtholder and Existing Equity Holder shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety; and

(c)

all consents, releases, assignments and waivers, statutory or otherwise, required from any Person to implement and carry out this Plan in its entirety shall be deemed to have been executed and delivered to the Applicants.

7.2	Waiver of Defaults

From and after the Effective Time, all Persons named or referred to in, or subject to, this Plan shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, from and after the Effective Time. all Persons shall be deemed to have:

(a)

waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the Debt, the Debt Documents, the Support Agreements, the Arrangement, the Arrangement Agreement, this Plan, the transactions contemplated hereunder, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded and of no further force or effect, provided that nothing shall be deemed to excuse the Applicants and their respective successors and assigns from performing their obligations under this Plan or any contract or agreement entered into pursuant to, in connection with, or contemplated by, this Plan; and

(b)

agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and any of the Applicants prior to the Effective Date (excluding the First Lien Credit Agreement or the Loan Documents (as defined in the First Lien Credit Agreement)) and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly, provided, however, that notwithstanding any other provision of this Plan, nothing herein shall affect the obligations of any of the Applicants to any employee thereof in their capacity as such, including any contract of employment between any Person and any of the Applicants.

7.3	Compliance with Deadlines

The Applicants have the right to waive strict compliance with the Early Consent Date (in consultation with the Initial Consenting Noteholders) and the right to waive strict compliance with any other deadlines for the submissions of forms or other documentation pursuant to this Plan, and shall be entitled to waive any deficiencies with respect to any forms or other documentation submitted pursuant to this Plan.

7.4	Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Debtholders and any of the Applicants with respect to the Debt Documents as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority.

7.5	Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

7.6	Modification of Plan

Subject to the terms and conditions of the Support Agreements:

(a)

the Applicants reserve the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, provided that (except as provided in subsection (c) below) any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, if made following the Meetings, approved by the Court, and (ii) communicated to the Debtholders and Existing Shareholders in the manner required by the Court (if so required);

(b)

any amendment, modification or supplement to this Plan may be proposed by the Applicants at any time prior to or at the Meetings, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Meetings, shall become part of this Plan for all purposes; and

(c)

any amendment, modification or supplement to this Plan may be made following the Meetings by the Applicants, without requiring filing with, or approval of, the Court, provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the Debtholders or Existing Shareholders,

provided that notwithstanding anything to the contrary in the foregoing, the Applicants shall be entitled to make any other amendments, modifications or supplements to this Plan to the extent expressly permitted by Sections 2.5(c), 2.6(b) and 3.6 of this Plan on the terms set out therein.

7.7	Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, ordinary mail or email addressed to the respective parties as follows:

(a)	if to the Applicants, at:

Bellatrix Exploration Ltd.

c/o Goodmans LLP

333 Bay Street, Suite 3400

Toronto, Ontario

M5H 2S7

Attention: Robert J. Chadwick and Caroline Descours Email: rchadwick@goodmans.ca cdescours@goodmans.ca

(b)	if to any of the Initial Consenting Noteholders, at:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, NY 10019-6064

Attention: Andrew N. Rosenberg, Jacob A. Adlerstein and Oskana Lashko
Email: arosenberg@paulweiss.com
jadlerstein@paulweiss.com olashko@paulweiss.com

and to

Bennett Jones LLP
3400 One First Canadian Place
Toronto, ON, M5X 1A4

Attention: Kevin Zych, Kris Hanc and Michael Shakra
Email: zychk@bennettjones.com
hanck@bennettjones.com
shakram@bennettjones.com

(c)	if to the Initial Consenting Debentureholder, at:

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, Ontario

M5V 3J7

Attention: Jay Swartz and Robin B. Schwill
Email: jswartz@dwpv.com
rschwill@dwpv.com

(d)

If to any Consenting Noteholder that is not an Initial Consenting Noteholder or to a Consenting Debentureholder that is not the Initial Consenting Debentureholder, at the address set forth for such party on its signature page the applicable Support Agreement, or to such other address as any party above may from time to time notify the others in accordance with this Section 7.7. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by email and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing, provided that such day in either event is a Business Day and the communication is so delivered or emailed before 5:00 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. The unintentional failure by the Applicants to give a notice contemplated hereunder to any particular Debtholder or Existing Shareholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

7.8	Consent of Initial Consenting Noteholders and Majority Consenting Debentureholders

For the purposes of this Plan:

(a)

any matter requiring the agreement, waiver, consent or approval of the Initial Consenting Noteholders shall be deemed to have been agreed to, waived, consented to or approved by such Initial Consenting Noteholders if such matter is agreed to, waived, consented to or approved in writing by any of the Initial Consenting Noteholder Advisors on behalf of the Initial Consenting Noteholders, provided that such Initial Consenting Noteholder Advisor confirms in writing (which can be by way of e-mail) that it is providing such agreement, consent, waiver or approval on behalf of the Initial Consenting Noteholders; and

(b)

any matter requiring the agreement, waiver, consent or approval of the Majority Consenting Debentureholders shall be deemed to have been agreed to, waived, consented to or approved by the Majority Consenting Debentureholders if such matter is agreed to, waived, consented to or approved in writing (which may be by email), and Bellatrix shall be entitled to rely on the holdings information provided by each Consenting Debentureholder on its signature page to the Debentureholder Support Agreement, as such holdings information may be updated from time to time by the Consenting Debentureholder or by its advisors on such Consenting Debentureholder’s behalf, so as to enable Bellatrix to determine whether the Majority Consenting Debentureholders have agreed, waived, consented to or approved a particular matter pursuant to this Plan.

7.9	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality, subject to the terms of the Support Agreements, each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF BELLATRIX EXPLORATION LTD. AND 11260049 CANADA LIMITED

Court File No. CV-19-618131-00CL
ONTARIO SUPERIOR COURT OF JUSTICE- COMMERCIAL LIST Proceeding commenced at Toronto

FINAL ORDER

GOODMANS LLP

Barristers & Solicitors

333 Bay Street, Suite 3400

Toronto, Canada M5H 2S7

Robert J. Chadwick LSO#: 35165K

rchadwick@goodmans.ca

Caroline Descours LSO#: 58251A

cdescours@goodmans.ca

Andrew Harmes LSO#: 73221A

aharmes@goodmans.ca

Tel: (416) 979-2211

Fax: (416) 979-1234

Lawyers for the Applicants